Exhibit 99.1

FOR IMMEDIATE RELEASE

Inergy Midstream Reports Third Quarter Results

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Management to Host Conference Call Today at 9 a.m. CT

Kansas City, MO (August 6, 2013) – Inergy Midstream, L.P. (NYSE:NRGM) (“Inergy Midstream”) today reported results of operations for the quarter ended June 30, 2013, the third quarter of fiscal 2013.

Inergy Midstream reported Adjusted EBITDA of $47.7 million for the quarter ended June 30, 2013, an increase of $14.3 million, or 43%, from $33.4 million for the quarter ended June 30, 2012. Net loss was $1.0 million for the quarter ended June 30, 2013, and net income was $18.0 million in the same quarter of last year. A table reconciling Adjusted EBITDA to net income (loss) appears below.

Distributable cash flow was $39.1 million for the quarter ended June 30, 2013, compared to $29.8 million in the same quarter of last year, an increase of $9.3 million, or approximately 31%.

Inergy Midstream reported Adjusted EBITDA of $123.3 million for the nine months ended June 30, 2013, an increase of $29.4 million, or 31%, from $93.9 million for the nine months ended June 30, 2012. Net income was $8.7 million for the nine months ended June 30, 2013, and $52.0 million in the same period of last year.

Distributable cash flow was $101.3 million for the nine months ended June 30, 2013, compared to $80.6 million in the same period of last year, an increase of $20.7 million, or approximately 26%.

“We are pleased with the quarterly results reported by NRGM and the significant progress we have made to complete the transformational merger between NRGM and CMLP,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Inergy Midstream. “The combined partnership will have a diverse platform of midstream assets providing broad-ranging services, from gathering and processing to storage and logistics, in most of the premier shale plays in the United States.”

Recent Events

As previously announced, the Board of Directors of Inergy Midstream’s general partner declared a cash distribution of $0.40 per limited partner unit ($1.60 annually) for the quarter ended June 30, 2013. The distribution will be paid on August 14, 2013.

Also as previously announced on May 6, 2013, Crestwood Holdings LLC (“Crestwood Holdings”) and Crestwood Midstream Partners, LP (NYSE: CMLP) (“Crestwood Midstream”) (collectively, “Crestwood”) and Inergy, L.P. (NYSE:NRGY) (“NRGY”) and Inergy Midstream (collectively, “Inergy”) entered into definitive agreements to create a fully integrated midstream partnership with a total enterprise value of approximately $7 billion.

In connection with the transactions, CMLP and NRGM have executed definitive agreements whereby CMLP will be merged into NRGM. CMLP unitholders will receive 1.070 units of NRGM for each unit of CMLP they own. Additionally, all CMLP public unitholders other than Crestwood Holdings will receive a one-time cash payment at closing of $1.03 per unit. The merger is conditioned on the approval of the holders of a majority of the limited partner interests of CMLP. Crestwood Holdings has agreed to vote its limited partner interests in favor of the transaction. Management expects to complete the merger transaction in September or October 2013.

On June 19, 2013, Crestwood and Inergy closed the first step of the combination with Crestwood Holdings acquiring NRGY’s general partner, and thus control of the combined partnership. For a complete description of these agreements, see the 8-K filed on May 6, 2013.

“Now that NRGY controls both of the general partners of NRGM and CMLP, we are focused on an efficient integration of our assets and organizations to leverage our diverse midstream operating platform to provide ‘best-in–class’ customer service and identify opportunities that will leverage the capabilities of the combined organization,” stated Mr. Phillips. “With the larger size and scale of the combined partnership, we are better positioned to provide a more comprehensive and competitive suite of customer services that expand margins and enhance returns. The improved visibility to growth will be a key benefit of the transaction for our investors, and we have an excellent foothold in many of the premier shale plays to continue to execute on new opportunities.”

Quarterly Results

In the quarter ended June 30, 2013, revenues increased to $70.5 million compared to $48.6 million during the same quarter in the prior year.

In the quarter ended June 30, 2013, service/product-related costs increased to $13.8 million compared to $9.0 million during the same quarter in the prior year.

In the quarter ended June 30, 2013, operating and administrative expenses were $22.4 million compared to $8.1 million in the same period of fiscal 2012.

Year-To-Date Results

In the nine months ended June 30, 2013, revenues increased to $184.7 million compared to $142.3 million during the same period in the prior year.

In the nine months ended June 30, 2013, service/product-related costs increased to $37.5 million compared to $31.1 million during the same period in the prior year.

In the nine months ended June 30, 2013, operating and administrative expenses were $47.4 million compared to $21.0 million in the same period of fiscal 2012.

Conference Call

Inergy Midstream, Inergy, L.P. and Crestwood Midstream will conduct a live conference call and internet webcast today, August 6, 2013, to discuss results of operations for the quarter ended June 30, 2013, and their business outlook. The call will begin at 9:00 a.m. Central Time. The call-in number for the earnings call is 1-480-629-9723, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy Midstream’s website, www.inergylp.com. A digital recording of the call will be available for one week following the call by dialing 1-303-590-3030 and entering the pass code 4631393.

About Inergy Midstream, L.P.

Inergy Midstream, L.P. is a publicly traded master limited partnership that develops, owns, and operates predominantly fee-based natural gas, NGL and crude oil storage, and transportation businesses in the Northeast region of the United States and in North Dakota.

About Inergy, L.P.

Inergy, L.P. is a publicly traded master limited partnership that controls, owns, and operates energy midstream businesses. Inergy’s operations include a natural gas storage business in Texas and an NGL and crude oil supply and logistics business that serves customers in the United States and Canada. Through its general partner interest in Inergy Midstream, L.P. and Crestwood Midstream Partners LP, Inergy is also engaged in the development and operation of natural gas, NGL and crude oil gathering, processing, storage, and transportation assets in multiple unconventional shale plays across the United States. For more information about Inergy, L.P., visit www.inergylp.com.

About Crestwood Midstream Partners LP

Houston, Texas-based Crestwood is a growth-oriented, midstream master limited partnership which owns and operates predominately fee-based gathering, processing, treating, and compression assets servicing natural gas producers in the Barnett Shale in north Texas, the Marcellus Shale in northern West Virginia, the Fayetteville Shale in northwest Arkansas, the Granite Wash in the Texas Panhandle, the Avalon Shale/Bone

Spring in southeastern New Mexico, and the Haynesville/Bossier Shale in western Louisiana. For more information about Crestwood, visit www.crestwoodlp.com. The general partner of Crestwood is owned by Inergy, L.P. (NYSE:NRGY).

Corporate news, unit prices, and additional information about Inergy Midstream, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.inergylp.com. For more information, contact Vince Grisell in Inergy Midstream’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

We define EBITDA as income before income taxes plus net interest expense and depreciation and amortization expense. We define Adjusted EBITDA as EBITDA excluding the gain or loss on the disposal of assets, long-term incentive and equity compensation expense, reimbursement of certain costs by Inergy, L.P. in accordance with the Omnibus Agreement, and transaction costs. Transaction costs are third-party professional fees and other costs that are incurred in conjunction with closing a transaction.

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our common unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment in various opportunities.

EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP, as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make distributions to our common unitholders and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. One should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships in our industry, thereby diminishing such measures’ utility.

Additional Information and Where to Find It

This press release contains information about the proposed merger involving Crestwood and NRGM. In connection with the proposed merger, NRGM will file with the SEC a registration statement on Form S-4 that will include a proxy statement/prospectus for the unitholders of Crestwood. Crestwood will mail the final proxy statement/prospectus to its unitholders. INVESTORS AND UNITHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CRESTWOOD, NRGM, THE PROPOSED MERGER AND RELATED MATTERS. Investors and unitholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by NRGM and Crestwood through the website maintained by the SEC at www.sec.gov. In addition, investors and unitholders will be able to obtain free copies of documents filed by Crestwood with the SEC from Crestwood’s website, www.crestwoodlp.com, under the heading “SEC Filings” in the “Investor Relations” tab and free copies of documents filed by NRGM with the SEC from NRGM’s website, www.inergylp.com/midstream, under the heading “SEC Filings” in the “Investor Relations” tab.

Participants in the Solicitation

Crestwood, NRGM, NRGY, and their respective general partner’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the unitholders of Crestwood in respect of the proposed merger transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the unitholders of Crestwood in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus when it is filed with the SEC. Information regarding Crestwood’s directors and executive officers is contained in Crestwood’s Annual Report on Form 10-K for the year ended December 31, 2012, which is filed with the SEC. Information regarding NRGM’s directors and executive officers is contained in NRGM’s Annual Report on Form 10-K for the year ended September 30, 2012, which is filed with the SEC. Information regarding NRGY’s directors and executive officers is contained in NRGY’s Annual Report on Form 10-K for the year ended September 30, 2012, which is filed with the SEC. Free copies of these documents may be obtained from the sources described above.

Forward Looking Statements

The statements in this document regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements. Although these statements reflect the current views, assumptions, and expectations of NRGM’s and Crestwood’s management, the matters addressed herein are subject to numerous risks and uncertainties which could cause actual activities, performance, outcomes, and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, objectives, expectations and intentions, and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect NRGM’s or Crestwood’s financial condition, results of operations, and cash flows include, without limitation, failure to satisfy closing conditions with respect to the merger; the risks that the NRGM and Crestwood businesses will not be integrated successfully or may take longer than anticipated; the possibility that expected synergies will not be realized, or will not be realized within the expected timeframe; fluctuations in oil, natural gas, and NGL prices; the extent and success of drilling efforts, as well as the extent and quality of natural gas volumes produced within proximity of our assets; failure or delays by our customers in achieving expected production in their natural gas projects; competitive conditions in our industry and their impact on our ability to connect natural gas supplies to our gathering and processing assets or systems; actions or inactions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, and customers; our ability to consummate acquisitions, successfully integrate the acquired businesses, realize any cost savings and other synergies from any acquisition; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses, and other matters beyond our control; timely receipt of necessary government approvals and permits; our ability to control the costs of construction, including costs of materials, labor and right-of-way and other factors that may impact our ability to complete projects within budget and on schedule; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; the effects of existing and future litigation; and risks related to our substantial indebtedness, as well as other factors disclosed in NRGM’s and Crestwood’s filings with the U.S. Securities and Exchange Commission. You should read NRGM’s and Crestwood’s filings with the U.S. Securities and Exchange Commission, including their Annual Reports on Form 10-K for the years ended September 30, 2012, and December 31,2012, respectively, and their most recent Quarterly Reports and Current Reports for a more extensive list of factors that could affect results. Neither NRGM nor Crestwood assumes any obligation to update these forward-looking statements.

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Inergy Midstream, L.P.

Consolidated Statements of Operations

For the Three Months and Nine Months Ended June 30, 2013 and 2012

(in millions, except unit and per unit data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	(Unaudited)
	2013	2012	2013	2012
Revenue:
Firm storage	$22.6	$20.8	$63.1	$62.0
Transportation	16.8	7.1	40.7	21.2
Hub services	2.6	4.4	8.1	11.1
Related party firm storage	3.4	3.3	10.1	8.5
Salt	11.7	13.0	35.6	39.5
Crude	13.4	—	27.1	—

	70.5	48.6	184.7	142.3
Costs and expenses:
Storage related	3.3	0.4	8.3	3.9
Transportation related	1.0	1.0	3.1	4.1
Salt related	7.6	7.6	22.3	23.1
Crude related	1.9	—	3.8	—
Operating and administrative	22.4	8.1	47.4	21.0
Depreciation and amortization	25.2	12.8	66.3	37.5
Loss on disposal of assets	—	—	0.6	—

	61.4	29.9	151.8	89.6

Operating income	9.1	18.7	32.9	52.7
Interest expense, net	10.1	0.7	24.2	0.7

Net income (loss)	$(1.0)	$18.0	$8.7	$52.0

Less: net income prior to initial public offering of Inergy Midstream, L.P.	—	—	—	12.9
Less: net income earned by US Salt, LLC prior to acquisition	—	1.6	—	7.8

Net income (loss) available to partners	$(1.0)	$16.4	$8.7	$31.3

Partners’ interest information:
Non-managing general partner interest in net income	$2.6	$0.7	$6.5	$0.7

Total limited partners’ interest in net income (loss)	$(3.6)	$15.7	$2.2	$30.6

Net income (loss) per limited partner unit:
Basic	$(0.04)	$0.21	$0.03	$0.41

Diluted	$(0.04)	$0.21	$0.03	$0.41

Weighted-average limited partner units outstanding (in thousands):
Basic	85,927	74,834	83,263	74,571

Diluted	85,927	74,834	83,263	74,571

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Supplemental Information:

Cash and cash equivalents			$1.2	$—

Outstanding debt:
Credit facility (a)			$237.0	$324.2
Senior unsecured notes (b)			500.0	—
Fair value adjustment on senior unsecured notes			5.0	—

Total debt			$742.0	$324.2

Total partner’s capital			$705.3	$567.3

EBITDA:
Net income (loss)	$(1.0)	$18.0	$8.7	$52.0
Depreciation and amortization	25.2	12.8	66.3	37.5
Interest expense, net	10.1	0.7	24.2	0.7

EBITDA (c)	$34.3	$31.5	$99.2	$90.2
Long-term incentive and equity compensation expense	11.2	1.3	17.2	3.1
Loss on disposal of assets	—	—	0.6	—
Reimbursement of certain costs by Inergy, L.P. (d)	—	—	1.2	—
Transaction costs	2.2	0.6	5.1	0.6

Adjusted EBITDA (c)	$47.7	$33.4	$123.3	$93.9

Distributable cash flow:
Adjusted EBITDA	$47.7	$33.4	$123.3	$93.9
Cash interest expense (e)	(8.2)	(0.2)	(19.1)	(0.2)
Maintenance capital expenditures (f)	(0.4)	(1.4)	(2.9)	(3.3)
Less: Pre-acquisition distributable cash flow of US Salt, LLC (g)	—	(2.0)	—	(9.8)

Distributable cash flow (h)	$39.1	$29.8	$101.3	$80.6

EBITDA:
Net cash provided by operating activities	$29.5	$37.1	$89.7	$105.3
Net changes in working capital balances	7.8	(4.8)	8.2	(12.2)
Amortization of deferred financing costs	(1.9)	(0.2)	(5.1)	(0.5)
Interest expense, net	10.1	0.7	24.2	0.7
Long-term incentive and equity compensation expense	(11.2)	(1.3)	(17.2)	(3.1)
Loss on disposal of assets	—	—	(0.6)	—

EBITDA	$34.3	$31.5	$99.2	$90.2

Long-term incentive and equity compensation expense	11.2	1.3	17.2	3.1
Loss on disposal of assets	—	—	0.6	—
Reimbursement of certain costs by Inergy, L.P.	—		1.2	—
Transaction costs	2.2	0.6	5.1	0.6

Adjusted EBITDA	$47.7	$33.4	$123.3	$93.9

(a)	On December 21, 2011, Inergy Midstream entered into a new $500 million revolving credit facility (“Credit Facility”) with a December 2016 maturity date. The Credit Facility is available to fund acquisitions, working capital, and internal growth projects and for general partnership purposes. On April 16, 2012, Inergy Midstream exercised a portion of its accordion feature under the Credit Facility and increased the loan commitments thereunder by $100 million. The aggregate amount of revolving loan commitments under the Credit Facility now equals $600 million.
(b)	On December 7, 2012, the Company and NRGM Finance Corp. (“Finance Corp.” and together with Inergy Midstream, the “Issuers”) issued and sold $500 million in a private offering in aggregate principal amount of their 6.0% Senior Notes due 2020 pursuant to a purchase agreement dated November 29, 2012. The Issuers issued the notes pursuant to an Indenture dated December 7, 2012, among the Issuers, the subsidiary guarantors, and U.S. Bank National Association as Trustee. The Company filed a copy of the Indenture as Exhibit 4.1 to the Current Report on Form 8-K filed by Inergy Midstream on December 13, 2012.

(c)	EBITDA is defined as income (loss) before income taxes plus net interest expense and depreciation and amortization expense. As indicated in the table, Adjusted EBITDA represents EBITDA excluding the gain or loss on the disposal of assets, long-term incentive and equity compensation expenses, reimbursement of certain costs by Inergy, L.P., and transaction costs. Inergy, L.P. is required to reimburse Inergy Midstream, L.P. for certain costs under the terms of the Omnibus Agreement entered into on December 31, 2011 in conjunction with the initial public offering of Inergy Midstream, L.P. Transaction costs are third-party professional fees and other costs that are incurred in conjunction with closing a transaction. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make distributions to our common unitholders and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.
(d)	Inergy, L.P. is required to reimburse Inergy Midstream, L.P. for certain costs under the terms of the Omnibus Agreement entered into on December 21, 2011 in conjunction with the initial public offering of Inergy Midstream, L.P.
(e)	Cash interest expense is book interest expense less amortization of deferred financing costs.
(f)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(g)	The amount represents US Salt’s distributable cash flow prior to the acquisition of US Salt by Inergy Midstream from Inergy on May 14, 2012, which has been retrospectively included in the historic results of operations of Inergy Midstream as discussed above.
(h)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, and income taxes. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.